AMENDMENT TO DISTRIBUTION AGREEMENT


                  THIS AMENDMENT TO DISTRIBUTION AGREEMENT is made as of April 29, 2004, by and between CALIFORNIA DAILY TAX FREE INCOME FUND, INC., a Maryland corporation (the "Fund"), on behalf of the Advantage California Tax Exempt Liquidity Fund Class of Shares, and REICH & TANG DISTRIBUTORS, INC., who serves as the distributor for the Fund's Advantage California Tax Exempt Liquidity Fund Class of Shares, shall be as follows:

               1. The name California Tax Exempt Liquidity Fund Class of Shares has been changed to Advantage California Tax Exempt Liquidity Fund Class of Shares. Accordingly, all references to California Tax Exempt Liquidity Fund Class of Shares in the Distribution Agreement should be replaced with Advantage California Tax Exempt Liquidity Fund Class of Shares; and

               2. All references to Fahnestock & Co. Inc. in the Distribution Agreement should be replaced with Oppenheimer & Co. Inc.

               The Distribution Agreement, as expressly amended hereby, shall continue in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO DISTRIBUTION AGREEMENT as of the day and year first above written.


                                     CALIFORNIA DAILY TAX FREE INCOME FUND, INC.


                                     By:  /s/ Rosanne Holtzer
                                          -------------------
                                          Name: Rosanne Holtzer
                                          Title:Secretary

                                      REICH & TANG DISTRIBUTORS, INC.


                                     By:  /s/ Richard De Sanctis
                                          ----------------------
                                          Name: Richard De Sanctis
                                          Title:Executive Vice President and
                                                Chief Financial Officer